Exhibit 16.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205—5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

Securities and Exchange Commission

Washington, D.C. 20549

February 24, 2012

Ladies and Gentlemen:

We are currently the principal accountants for TransAtlantic Petroleum Ltd. and, under the date of April 21, 2011, we reported on the consolidated balance sheets of TransAtlantic Petroleum Ltd. as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010.

On February 21, 2012, we were notified that TransAtlantic Petroleum Ltd. engaged KPMG LLP, a Delaware limited liability partnership, as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP, a Canadian limited liability partnership, will cease upon completion of the audit of TransAtlantic Petroleum Ltd.’s consolidated financial statements as of and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the issuance of our reports thereon.

We have read TransAtlantic Petroleum Ltd.’s statements included under Item 4.01 of its Form 8-K dated February 21, 2012, and we agree with such statements.

Very truly yours,

(Signed)

KPMG LLP

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.